Exhibit 99.1

News release Contact: Stephanie Hoff shoff@otpco.com 218-739-8535 (office) 218-205-6179 (after hours)

Otter Tail Power Company requests rate review in South Dakota

Fergus Falls, MN, April 20, 2018: Today Otter Tail Power Company filed a request with the South Dakota Public Utilities Commission (SDPUC) to increase its rates. The filing starts a nearly year-long process, often referred to as a rate case, during which the SDPUC first reviews the costs the company incurs to provide customers with energy and related services and then determines how much customers should pay for those services.

“As the second smallest investor-owned utility in the country, our size gives us unique perspective into the small, rural communities we serve,” said Otter Tail Power Company President Tim Rogelstad. “With those communities and customers in mind, we’ve made smart, innovative business decisions to ensure the prices they pay for reliable energy and top-notch customer service will continue to be among the lowest in the country.”

Stronger, cleaner infrastructure, smarter technologies, and rising costs drive decision

Infrastructure investments are driving part of the company’s request, including required environmental technologies at its coal-fired Big Stone Plant in South Dakota and improved transmission infrastructure. “The environmental technologies that we finished installing at Big Stone Plant in late 2015 allow us to continue using this low-cost baseload resource,” said Rogelstad. “And our transmission projects efficiently move energy produced in this region and improve grid reliability.”

A new Customer Information System, which is scheduled to go live later this year, also is driving the company’s decision to review rates. According to Rogelstad, the new system will allow customers more access and options related to their energy use and the company’s services.

“Because of the Tax Cuts and Jobs Act we were able to offset some of the cost to provide service to South Dakota customers,” said Rogelstad. “We determined that reducing our overall rate increase request by more than $1 million is the most efficient and effective means of returning the cost-savings benefits to our customers.”

The SDPUC established the company’s current base rates in 2011 based on 2009 costs.

Typical residential customer’s monthly bill would increase approximately $11

Otter Tail Power Company requested permission to increase non-fuel rates by approximately $3.3 million, or 10.1 percent, as the first step in a two-step request. If the SDPUC approves the overall request as filed, a typical residential customer’s bill would increase by approximately $11 a month and a typical business customer’s bill would increase by approximately $24 a month. The increase would be more for some customers and less for others, depending on the rates on which they’re served and the amount of energy they use.

While the SDPUC considers Otter Tail Power Company’s overall request, the company asked to increase rates on an interim basis beginning May 21, 2018. The rates would remain in effect until the SDPUC makes a final determination on the company’s overall request, which Otter Tail Power Company expects would be within 12 months. If final rates are lower than interim rates, the company will refund customers the difference with interest. If final rates are higher than interim rates, the company won’t collect the difference.

The second step in the request is an additional 1.7 percent increase in 2020 to recover costs for a wind generation facility that’s scheduled to be in service by the end of 2019. If the SDPUC approves that portion of the request as filed, a typical residential customer’s bill would increase by approximately $1.75 a month and a typical business customer’s bill would increase by approximately $4.50 a month.

Starting in April customers will receive printed information with their electric service statements showing the requested overall rate increase and example monthly bill impacts for various customer types.

The SDPUC will hold a public hearing related to the request and will post the hearing schedule on its website. Otter Tail Power Company also will post the hearing schedule at otpco.com/SDRateReview.

Save energy, save money

Otter Tail Power Company encourages customers to stay one step ahead in terms of saving energy and money by:

●	Taking advantage of rebates and incentives for energy-efficient electric technologies that also can make use of lower off-peak rates.
●	Making low-cost and no-cost changes to their lifestyles to reduce energy consumption.

This news release is on our website at otpco.com/newsroom.

Otter Tail Power Company, a subsidiary of Otter Tail Corporation (NASDAQ Global Select Market: OTTR), is headquartered in Fergus Falls, Minnesota. With a balanced commitment to environmental, economic, and community stewardship, the company provides electricity and energy services to more than a quarter million people in Minnesota, North Dakota, and South Dakota. To learn more about Otter Tail Power Company visit otpco.com. To learn more about Otter Tail Corporation visit ottertail.com.

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